UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 18, 2012

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Willow Road

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 18, 2012, the board of directors (the “Board”) of Pacific Biosciences of California, Inc. (the “Company”) appointed Marshall Mohr as a Class II director to serve on the Board effective immediately. Mr. Mohr was also appointed to serve on the Audit Committee of the Board.

Mr. Mohr, 56, has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics, since March 2006. From 2003 to 2006, prior to joining Intuitive Surgical, Mr. Mohr served as Vice President and Chief Financial Officer of Adaptec, Inc. Before 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he was most recently the managing partner of the firm’s West Region Technology Industry Group and led its Silicon Valley accounting and audit advisory practice. Since 2005, Mr. Mohr has been a member of the Board of Directors and Chairman of the Audit Committee of Plantronics, Inc., a provider of lightweight communications headsets and telephone headset systems, and also served as a member of the Board of Directors and Chairman of the Audit Committee of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to Qualcomm, Inc. Mr. Mohr holds a Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

As previously disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders, as a non-employee director, Mr. Mohr will receive an annual retainer of $35,000, as well as an additional annual retainer of $10,000 for his service on the Audit Committee. Pursuant to the Company’s outside director equity compensation policy, Mr. Mohr was automatically granted a stock option to purchase 25,000 shares of the Company’s common stock on the date of his appointment to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/S/ SUSAN K. BARNES
Susan K. Barnes
Executive Vice President and Chief Financial Officer

Date: January 20, 2012